Sub-Item 77I. Terms of New or Amended Securities

DREYFUS INVESTMENT GRADE FUNDS, INC.

-Dreyfus Intermediate Term Income Fund

-Dreyfus Inflation Adjusted Securities Fund

            At a meeting held on April 18, 2013, the Registrant's Board approved the creation of an additional class of shares, Class Y shares, descriptions of which appear in the documents, or section of the documents,  incorporated by reference below:

1. The disclosure in the Registrant's Prospectus under the headings "Fees and Expenses," "Performance" and "Purchase and Sale of Fund Shares" in the "Fund Summary" section and "Buying and Selling Shares," "Services for Fund Investors" and "Financial Highlights" in the "Shareholder Guide" section and the disclosure in the Registrant's Statement of Information, on the cover page and under the headings "Share Ownership," "Shareholder Services," "Additional Information About How to Buy Shares" and "Additional Information About Shareholder Services" is incorporated by reference to Post-Effective Amendment No. 46 to the Registrant's Registration Statement on Form N-1A, filed on June 19, 2013, effective as of July 1, 2013 ("Amendment No. 46").

2. The Registrant's form of Articles Supplementary, incorporated by reference to Exhibit (a)(4) of Amendment No. 46.

3. The Registrant's Rule 18f-3 Plans, incorporated by reference to Exhibit (n)(2) and (n)(3) of Amendment No. 46.